Exhibit 2.4

Execution Version

BOND PURCHASE AGREEMENT

Adecco Financial Services (Bermuda) Ltd.

(incorporated in Bermuda with limited liability)

CHF 900,000,000 Zero Coupon Convertible Bonds due 2013

convertible into registered shares of, and unconditionally and irrevocably guaranteed by,

Adecco S.A.

(incorporated in Switzerland with limited liability)

TABLE OF CONTENTS

		Page
Clause
	Parties	3
I	Issue and Purchase, Guarantee	4
II	Offering, Stabilisation Activities, Lock-Up, Offering Restrictions	4
III	Payment of Net Proceeds	5
IV	Fees and Expenses	5
V	Prospectus	6
VI	Representations and Warranties	7
VII	Documents prior to the Payment Date	12
VIII	Listing and Ongoing Obligations	13
IX	Notices	14
X	Conditions Precedent	14
XI	Indemnification	15
XII	Currency Indemnity	15
XIII	Termination	15
XIV	Applicable Law and Jurisdiction	16
XV	Descriptive Headings	16
XVI	Liability	16
	Signature Page	17
Annexes
A	Terms of the Bonds	18
B	Form of the Permanent Global Certificate	19
C	Form of the definitive Bonds	20
D	Specimen Signatures	21
E	Certificate of No Material Adverse Change	22
F	Form of the SWX Letter	23
G	Guarantee	24
H	Ongoing Obligations	26
I	Signing and Closing Memorandum	28

BOND PURCHASE AGREEMENT (the “Agreement”)

Entered into	as of 19 August 2003

among	Adecco Financial Services (Bermuda) Ltd. 129 Front Street, 5th floor, Hamilton HM 12, Bermuda

(the Issuer)

and	Adecco S.A. CH-1275 Chéserex, Switzerland

(the Guarantor)

on the first part,

and	Credit Suisse First Boston Uetlibergstrasse 231, CH-8045 Zurich, Switzerland

(CSFB)

and	Goldman, Sachs & Co. Bank Münsterhof 4, CH-8001 Zurich, Switzerland

(GS, and together with CSFB, the Joint Bookrunning Lead Managers, and together with Société Générale, Tour Société Générale, 17 cours Valmy, 92987 Paris La Défense Cedex, France (Société Générale) and BNP Paribas, 10 Harewood Avenue, London NW1 6AA, United Kingdom (BNP Paribas) the Managers)

CSFB and GS acting on behalf of the Managers

on the second part.

Clause I Issue and Purchase, Guarantee

A. The Issuer agrees

(a) to issue and to offer an aggregate principal amount of Swiss francs (“CHF”) 900,000,000 of its guaranteed zero coupon convertible bonds (the “Bonds”), convertible into registered shares of currently CHF 1 nominal value each (the “Shares”) of the Guarantor, on the terms and conditions set out in Annex A (the “Terms of the Bonds”) as well as in accordance with this Agreement, such Bonds to be documented in the form set out in Annex B (the “Permanent Global Certificate”) and, in the case where individually certificated Bonds are printed, in Annex C (the “definitive Bonds”), which Annexes form integral parts of this Agreement; and

(b) to sell to the Managers, and each of the Managers severally, and not jointly, agrees to purchase from the Issuer, Bonds at the price of 100 per cent, of their principal amount (the “Issue Price”) on 26 August 2003 (the “Payment Date”), each in an aggregate principal amount as follows:

Manager	Principal Amount of Bonds
CSFB	CHF	360,000,000
GS	CHF	360,000,000
Société Générale	CHF	90,000,000
BNP Paribas	CHF	90,000,000

Total	CHF	900,000,000

B. The Guarantor agrees

that all payments and any delivery of Shares in respect of the Bonds will be unconditionally and irrevocably guaranteed by the Guarantor by issuing a guarantee in the Form of Annex G (the “Guarantee”).

Clause II Offering, Stabilisation Activities, Lock-Up, Offering Restrictions

(a) Offering. Each of the Managers undertakes to offer the Bonds purchased pursuant to Clause I of this Agreement for purchase by prospective investors (the “Offering”). The Offering consists of a public offering of Bonds in Switzerland until 20 August 2003, noon, at the latest and private placements of Bonds in certain other jurisdictions outside of Switzerland, the United States and other jurisdictions where prohibited by applicable law. The Bonds are being offered outside the United States to non-U.S. persons in reliance on Regulation S (as defined below) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and in accordance with applicable securities laws.

(b) Stabilisation Activities. CSFB in its role as stabilising manager may (but shall be under no obligation to), to the extent permitted by applicable laws, directly or indirectly, over-allot and effect transactions in the Bonds and the Shares with a view to supporting the market price of the Bonds and the Shares at a level higher than that which might otherwise prevail in the open market (the “Stabilisation Activities”), but in doing so, CSFB shall act as principal and not as agent of the Issuer and/or the Guarantor, as the case may be, and any loss resulting from over-allotment or stabilisation shall be borne, and any profit arising therefrom shall be beneficially retained, by CSFB on behalf of the Managers. Any Stabilisation Activities may be effected on the SWX Swiss Exchange (“SWX”) or, with respect to the Shares, on virt-x or on Euronext or otherwise and, if commenced, may be discontinued at any time without prior notice, and will be brought to an end after a period of 30 days after the Payment Date.

The Issuer and the Guarantor have been informed of the guidance relating to stabilisation provided by the Financial Services Authority of the United Kingdom, in particular in the section MAR 2 Annex 2G of the Financial Services Handbook, and have not taken or omitted to take any action and will not take any action or omit to take any action (such as issuing any press release relating to any Bonds or shares of the Guarantor without the “Stabilisation/FSA” legend) which may result in the loss by CSFB of the ability to rely on any stabilisation safe harbour provided by the Financial Services Authority under the Financial Services and Markets Act 2000.

(c) Lock-Up. The Issuer and the Guarantor have agreed with the Managers that they will not, and that they will procure that any subsidiaries or affiliates over which the Issuer or the Guarantor exercises management or voting control will not, without the prior written consent of CSFB and GS, for a period of 90 calendar days following the Payment Date directly or indirectly issue, offer, sell, contract to sell, pledge or otherwise dispose of any Shares or any securities convertible or exchangeable into or exercisable for or otherwise representing a right to acquire Shares, or enter into any transaction having the same economic effect as the foregoing, or make any public announcement relating to the foregoing. The restriction in the first sentence of this paragraph does not and will not apply to (i) any Shares issued on conversion of either the Bonds or equity linked debt instruments of the Issuer, Guarantor or its subsidiaries disclosed in the Prospectus, (ii) any Shares issued pursuant to share option schemes of the Guarantor, (iii) disposals of not more than 2000 Shares per day, (iv) intra-group transactions among the Issuer, the Guarantor and any subsidiaries or affiliates over which the Issuer or the Guarantor exercises management or voting control, and (v) Shares issued in connection with any acquisition of shares or assets provided that the recipient(s) of such Shares agree(s) to be bound by the provisions of this paragraph in respect of the Shares so received until at least the expiry of the 90-day period referred to in this paragraph.

(d) Offering Restrictions. The Bonds, the Guarantee and the Shares have not been and will not be registered under the Securities Act, and accordingly may not be offered, sold or delivered in the United States or to or for the account or benefit of U.S. persons except in transactions exempt from the registration requirements of the Securities Act. The Bonds are being offered outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (“Regulation S”). The Issuer will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the safe harbor of Regulation S to cease to be applicable to the offer and sale of the Bonds.

In addition, no public offering of the Bonds is being made in any jurisdiction other than Switzerland, and the Bonds may not be offered or sold in Bermuda and in any jurisdiction where such offer or sale would be prohibited by applicable law.

Clause III Payment of Net Proceeds

Each of the Managers undertakes to pay the Issue Price of the Bonds purchased by it in accordance with Clause I of this Agreement, in case of CSFB acting on behalf of the Managers, after deducting the commissions provided for in Clause IV. lit. (a), and acting on behalf of the Joint Bookrunning Lead Managers after deducting the fees and expenses provided for in Clause IV. lit. (d) and any amount agreed prior to the Payment Date to be paid by the Issuer as an incentive fee on the Payment Date, by transfer to a non-interest bearing account with CSFB designated by or on behalf of the Issuer.

The net proceeds so calculated will become available to the Issuer on the Payment Date according to instructions received from the Issuer.

Clause IV Fees and Expenses

The Issuer undertakes

(a) to pay to CSFB and GS on behalf of the Managers an underwriting commission amounting to 0.5 per cent, of the aggregate principal amount of the Bonds.

The Issuer, failing whom the Guarantor, undertakes to pay to CSFB and GS the following fees and expenses:

(b) all expenses incurred by CSFB for the admission and listing of the Bonds for their entire duration and the Shares under the Guarantor’s conditional capital necessary to fulfil the Issuer’s delivery obligations upon conversion of the Bonds on the SWX and for the delivery to and deposit with SIS SegalnterSettle AG of the Permanent Global Certificate, the printing and distribution of the Prospectus (as more fully specified in Clause V below) as well as the external expenses related to the advertising of the Offering;

(c) the costs and expenses, if any, in connection with all publications pursuant to the Terms of the Bonds, as well as the costs and expenses for a possible printing of definitive Bonds, upon presentation of detailed invoice(s); and

(d) the reasonable out-of-pocket expenses (including without limitation travel, courier, telefax, telephone and postage expenses) of CSFB and GS and the fees and reasonable out-of-pocket expenses (including without limitation travel, courier, telefax, telephone and postage expenses) of the legal, tax and other advisors retained by CSFB and GS, except for the fees in connection with the legal opinion to be rendered by Homburger Rechtsanwälte, Zurich.

(e) the funds required for the servicing of the Bonds (including the exercise of the conversion rights and the subsequent delivery of the Shares) pursuant to a separate paying and conversion agency agreement (the “Agency Agreement”) to be entered into on or about 19 August 2003 by and between the Issuer, the Guarantor and CSFB in its role as principal paying, conversion and calculation agent.

The underwriting commission described under lit. (a) above, and the fees and expenses described under lit. (d) above, together with any taxes and levies, if any, will be deducted from the Issue Price of the Bonds. Prior to the Payment Date, CSFB and GS shall provide the Issuer with an estimate of the amount in respect of fees and expenses under lit. (d) to be so deducted (the “Estimate”). The Issuer, the Guarantor, CSFB and GS agree that if the Estimate is of an amount lower than the actual amount of the fees and expenses incurred (the “Actual Amount”) the Issuer, failing whom the Guarantor, will pay an amount equal to the shortfall to CSFB on behalf of the Joint Bookrunning Lead Managers, and if the Estimate is of an amount greater than the Actual Amount, CSFB on behalf of the Joint Bookrunning Lead Managers shall reimburse the Issuer with an amount equal to the surplus. The costs and expenses referred to under lit. (b) and (c) above are payable only when ascertained and due. The funds under lit. (e) are payable in accordance with the Agency Agreement.

In addition, the Issuer has agreed, at its full discretion, to pay to the Joint Bookrunning Lead Managers an incentive fee.

The Issuer, failing whom the Guarantor, will reimburse CSFB and GS on behalf of the Managers on first demand for all reasonable bank charges, legal fees and other reasonable costs and expenses incurred by any Manager in case of or in connection with any reorganization, merger, restructuring or default, actual or threatened, of the Issuer and/or the Guarantor as well as in connection with the preservation and enforcement of any of the rights under the Agreement, the Guarantee, the Permanent Global Certificate and the definitive Bonds, in case definitive certificates representing individual Bonds should be issued, upon presentation of reasonably detailed invoice(s).

All payments in respect of the obligations of the Issuer and/or the Guarantor under this Clause IV shall be made free and clear of, and without any deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by Bermuda or Switzerland (with respect to any payment effected by the Issuer or the Guarantor, respectively) or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that latter event, such additional amounts shall be payable by the Issuer or the Guarantor, as the case may be, as may be necessary in order that the net amounts received by CSFB and (as the case may be) GS after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by CSFB and (as the case may be) GS in the absence of such withholding or deduction.

Clause V Prospectus

A. Each of the Issuer and the Guarantor:

(a) confirms that they will prepare listing particulars (the “Prospectus”, which term shall include documents incorporated by reference), to be dated and published not later than 19 August 2003, pursuant to Articles 652a and 1156 of the Swiss Code of Obligations as well as Scheme B of the listing rules of the SWX (the “SWX Listing Rules”) and in accordance with all applicable laws, regulations and restrictions to be considered in connection with the issue of the Bonds and the Offering;

(b) assumes responsibility pursuant to Section 4 of Scheme B of the SWX Listing Rules for the completeness and accuracy of the Prospectus and, pursuant to Clause 48 of the SWX Listing Rules, for the completeness and accuracy of the listing notices (the “Listing Notices”);

(c) confirms that, to the best of its knowledge and after having made all reasonable inquiries, the information in the Prospectus will be in all material respects true and accurate and will not omit anything likely to affect the import of such information in any material respect and that the opinions and intentions of the Issuer and the Guarantor expressed therein will be honestly held;

(d) authorises the Managers to distribute copies of the Prospectus in connection with the Offering, subject to the restrictions set forth in Clause II, lit. (d), above; and

(e) authorises CSFB to publish the Listing Notices in accordance with Clause 46 and 47 of the SWX Listing Rules, subject to the restrictions set forth in Clause II, lit. (d), above.

B. The Managers shall distribute the Prospectus in accordance with customary practices, but subject to and in accordance with the restrictions set forth in Clause II, lit. (d) above.

C. CSFB shall distribute the Prospectus and publish the Listing Notices pursuant to applicable Swiss law and in accordance with customary practices and the SWX Listing Rules, but subject to and in accordance with the restrictions set forth in Clause II, lit. (d) above.

Clause VI Representations and Warranties

A. The Issuer hereby represents and warrants to the Managers that:

(a) the Issuer is a company duly incorporated and validly existing under the laws of Bermuda and has full power and authority to conduct its business as described in the Prospectus, and it is duly authorised to exercise the rights and to assume and fulfill the obligations expressed to be granted to or assumed by it in the Agreement and the Agency Agreement, and has taken all necessary action to approve and to authorise the same;

(b) the Issuer has received all governmental authorisations under the laws of Bermuda required for the execution and performance of the Agreement and the Agency Agreement, if any, and it has undertaken all actions and received all necessary consents and approvals of any court, government department or other regulatory body, if any, required to (i) enable it lawfully to exercise the rights and to assume and fulfill the obligations expressed to be granted to or assumed by it, in the Agreement and the Agency Agreement; and (ii) ensure that such obligations are legally binding and enforceable obligations in accordance with their terms, and such approvals are unconditional (or that any conditions stated therein are and remain fulfilled) and in full force and effect;

(c) the Agreement, the Agency Agreement and the Permanent Global Certificate have been duly authorised, executed and delivered by the Issuer and constitute, and on the Payment Date will constitute, valid and legally binding obligations of the Issuer enforceable in accordance with their respective terms;

(d) to the best of the Issuer’s knowledge, (i) there exists no Event of Default pursuant to Condition 9 of the Terms of the Bonds (“Event of Default”); (ii) no event or act has occurred which, with the giving of notice or the lapse of time or both, would constitute such an Event of Default; and (iii) the Issuer has not violated any agreement or binding obligation to an extent which has, or could reasonably be expected to have, a material adverse effect on its business, condition (financial or other), prospects, results of operations or general affairs;

(e) to the best of the Issuer’s knowledge, the execution and delivery of the Agreement and the Agency Agreement, the consummation of the transactions herein and therein contemplated and compliance with the terms hereof and thereof do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the documents constituting the Issuer, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or infringe any existing applicable law, rule, regulation, judgment order, authorisation or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or any of its properties;

(f) (i) the Prospectus contains all information with respect to the Issuer and the Bonds which is material in the context of the issue and the Offering, including all information which, according to the particular nature of the Issuer and the Bonds is necessary to enable prospective investors and their investment advisers to make an informed assessment of the Issuer’s business, condition (financial or other), prospects, results of operations or general affairs and of the rights attaching to the Bonds, (ii) the statements contained in the Prospectus relating to the Issuer and the Bonds are in every material respect true and accurate and not misleading, (iii) the opinions and intentions expressed in the Prospectus with regard to the Issuer are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer and the Bonds the omission of which would make any statement in the Prospectus misleading in any material respect, and (v) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

(g) the Issuer is required under the laws of Bermuda to prepare, and has prepared, audited financial statements. The financial information contained in the Prospectus presents a true and fair view of the Issuer’s results and financial position for the periods and as of the dates thereof, and each of the financial statements was prepared in accordance with accounting standards generally accepted in Bermuda and present fairly the financial position of the Issuer as at the dates, and the results of operations and changes in financial position of the Issuer for the periods in respect of which, they have been prepared and since the periods and as of the dates thereof there has been no change nor any development or event reasonably likely to involve a prospective change which is materially adverse to the business, condition (financial or other), prospects, results of operations or general affairs of the Issuer except as disclosed in the Prospectus;

(h) there are, unless disclosed otherwise in the Prospectus, no pending court, arbitration or administrative actions, suits or proceedings against or affecting the Issuer or any of its properties, which if determined adversely to the Issuer would individually or in the aggregate have a material adverse effect on the Issuer’s condition (financial or other), prospects, results of operations or general affairs or would materially and adversely affect the Issuer’s ability to perform its obligations under the Agreement or the Agency Agreement, or which are otherwise material in the context of the issue of the Bonds and the Offering and, to the best of its knowledge, no such actions, suits or proceedings are threatened or contemplated;

(i) no labour dispute with the employees of the Issuer exists or, to the knowledge of the Issuer, is imminent that might have a material adverse effect on the Issuer or the Group (as defined below);

(j) neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) nor any person acting on behalf of any of them has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit offers to buy any security, under circumstances that would require registration of the Bonds under the Securities Act; it is not necessary in connection with the offer, sale and delivery of the Bonds in the manner contemplated by this Agreement and the Prospectus to register the Bonds under the Securities Act or to qualify an indenture in respect of the Bonds under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(k) neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on behalf of any of them (A) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S) the Bonds or any security of the same class as the Bonds or (B) has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Bonds, and the Issuer, its affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S; the Issuer has not entered into and will not enter into any contractual arrangement with respect to the distribution of the Bonds except for this Agreement;

(l) registration of the Issuer under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), is not required for, and will not be required as a consequence of, the offer and sale of the Bonds in the manner contemplated in the Prospectus and this Agreement, and the Issuer is not, and will not on the Payment Date be, an “investment company” as defined in the Investment Company Act;

(m) the Issuer has not issued and will not, prior to the 31st day after the Payment Date, issue, without the prior consent of CSFB and GS, any press or other public announcement referring to the proposed issue of the Bonds unless the announcement adequately discloses, as set forth in Clause II, lit. (b), that Stabilisation Activities may take place;

(n) it has not made and will not make any application for listing the Bonds on an exchange outside of Switzerland; and

(o) it has complied and will comply with the sales restrictions set forth in the Prospectus.

B. The Guarantor hereby represents and warrants to the Managers the following:

(a) the Guarantor is a corporation duly incorporated and validly existing under the laws of Switzerland and has full power and authority to conduct its business as described in the Prospectus, and is duly authorised to exercise the rights and to assume and fulfill the obligations expressed to be granted to or assumed by it in the Agreement, the Agency Agreement and the Guarantee, and has taken all necessary action to approve and to authorise the same;

(b) the Guarantor has received or will receive all governmental authorisations under the laws of Switzerland required for the execution and performance of the Agreement, the Agency Agreement and the Guarantee, if any, and has undertaken all actions and received or will receive all necessary consents and approvals of any court, government department or other regulatory body, if any, required to (i) enable it lawfully to exercise the rights and to assume and fulfill the obligations expressed to be granted to or assumed by it, in the Agreement, the Agency Agreement and the Guarantee; and (ii) ensure that such obligations are legally binding and enforceable obligations in accordance with their terms, and such approvals are unconditional (or that any conditions stated therein are and remain fulfilled) and in full force and effect;

(c) the Agreement, the Agency Agreement and the Guarantee have been duly authorised, executed and delivered by the Guarantor and constitute and on the Payment Date will constitute, valid and legally binding obligations of the Guarantor, each enforceable in accordance with its terms;

(d) to the best of the Guarantor’s knowledge, (i) there exists no Event of Default; (ii) no event or act has occurred which, with the giving of notice or the lapse of time or both, would constitute such an Event of

Default; and (iii) none of the Guarantor or any of the Material Subsidiaries (as defined below) have violated any agreement or binding obligation to an extent which has or could reasonably be expected to have a materially adverse effect on its business, condition (financial or other), prospects, results of operations or general affairs;

(e) the execution and delivery of the Agreement, the Agency Agreement and the Guarantee, and the consummation of the transactions herein and therein contemplated in compliance with the terms hereof and thereof do not conflict with or result in a default under, the documents constituting the Guarantor, or any indenture, trust deed, mortgage or other agreement or instrument to which the Guarantor or any of the Material Subsidiaries is a party by or by which any of them or any of their respective properties is bound, or infringe any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over any member of the Group or any of their respective properties to an extent which has or could reasonably be expected to have a materially adverse effect on its business, condition (financial or other), prospects, results of operations or general affairs;

(f) (i) the Prospectus contains all information with respect to the Guarantor, the Bonds, the Guarantee and the Shares (herein also called together the “Securities”) which is material in the context of the issue and the Offering, including all information which, according to the particular nature of the Guarantor and the Securities is necessary to enable prospective investors and their investment advisers to make an informed assessment of the Guarantor’s business, condition (financial or other), prospects, results of operations or general affairs and of the rights attaching to the Securities, (ii) the statements contained in the Prospectus relating to the Guarantor and the Securities are in every material respect true and accurate and not misleading, (iii) the opinions and intentions expressed in the Prospectus with regard to the Guarantor are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Guarantor and the Securities the omission of which would make any statement in the Prospectus misleading in any material respect, and (v) all reasonable enquiries have been made by the Guarantor to ascertain such facts and to verify the accuracy of all such information and statements;

(g) the financial information contained in the Prospectus regarding the Guarantor complies with Swiss law and the financial information contained in the Prospectus regarding the Group presents a true and fair view of the Group’s results and financial position for the periods and as of the dates thereof, and each of the financial statements of the Guarantor contained in the Prospectus was prepared, in the case of the non-consolidated financial statements, in accordance with accounting principles generally accepted in Switzerland and, in the case of the consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, save as disclosed in the Prospectus consistently applied and present fairly the financial position of the Guarantor as at the dates, and the results of operations and changes in financial position of the Guarantor for the periods in respect of which, they have been prepared and since the periods and as of the dates thereof, there has been no change nor any development or event reasonably likely to involve a prospective change which is materially adverse to the business, condition (financial or other), prospects, results of operations or general affairs of the Guarantor except as disclosed in the Prospectus;

(h) since the date of the Prospectus, there has not been any material change in the share capital (other than Shares issued (a) in satisfaction of share options in accordance with the terms of share option schemes in existence as at the dates as of which such information is given in the Prospectus or (b) on conversion of any equity linked debt instruments disclosed in the Prospectus in accordance with the conditions of such debt instruments) of the Guarantor or any of the Material Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the financial condition, shareholders’ equity, results of operations or business of the Guarantor or any of the Material Subsidiaries, otherwise than as set forth or contemplated in the Prospectus;

(i) there are, unless disclosed otherwise in the Prospectus, no pending court, arbitration or administrative actions, suits or proceedings against or affecting the Guarantor or any of the Material Subsidiaries or any of their respective properties, which if determined adversely to the Guarantor or any of the Material Subsidiaries would individually or in the aggregate have a material adverse effect on the Guarantor’s condition (financial or other), prospects, results of operations or general affairs or would materially and adversely affect the Guarantor’s ability to perform its respective obligations under the Agreement or the Agency Agreement or the Guarantee, or which are otherwise material in the context of the issue of the Bonds and the Offering and, to the best of the Guarantor’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

(j) no labour dispute with the employees of the Guarantor exists or, to the knowledge of the Guarantor, is imminent that might have a material adverse effect on the Guarantor or the Group;

(k) the Guarantor and the Material Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively “Intellectual Property Rights”) necessary to conduct the business now operated by them and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Guarantor or any Material Subsidiary, would individually or in the aggregate have a material adverse effect on the Guarantor or the Group;

(l) the Shares are listed on SWX and Euronext and conform to the description of them in the Prospectus and, except as disclosed in the Prospectus, there are no outstanding securities issued by the Guarantor or any member of the Group convertible into or exchangeable for, or warrants, rights or options to purchase from the Guarantor, or obligations of the Guarantor to issue, Shares;

(m) (i) the Guarantor has available in its conditional share capital sufficient Shares for issuance to satisfy its delivery obligations under the Terms of the Bonds, and (ii) the Shares to be issued and delivered upon conversion of the Bonds will be, subject to the provisions of the Agency Agreement and the Terms of the Bonds, duly and validly issued and full paid and non-assessable and will not be subject to any liens, charges, encumbrances, or other third party rights, and will rank pari passu in all respects with the Shares outstanding and traded upon conversion of the Bonds, conforming in all respects with the description of them in the Prospectus;

(n) the Guarantor has not issued and will not, prior to the 31st day after the Payment Date, issue, without the prior consent of CSFB or GS, any press or other public announcement referring to the proposed issue of the Bonds unless the announcement adequately discloses, as set forth in Clause II, lit. (b), that Stabilisation Activities may take place;

(o) none of the Guarantor or any of its affiliates (as defined in Rule 501(b) of Regulation D) or any person acting on behalf of any of them has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit offers to buy any security, under circumstances that would require registration of the Bonds under the Securities Act; it is not necessary in connection with the offer, sale and delivery of the Bonds in the manner contemplated by this Agreement and the Prospectus to register the Bonds under the Securities Act or to qualify an indenture in respect of the Bonds under the Trust Indenture Act;

(p) none of the Guarantor or any of its affiliates (as defined in Regulation D) or any person acting on behalf of any of them (A) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S) the Bonds or any security of the same class as the Bonds or (B) has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Bonds; the Guarantor, its affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S; the Guarantor has not entered into or will not enter into any contractual arrangement with respect to the distribution of the Bonds except for this Agreement;

(q) registration of the Guarantor under the Investment Company Act is not required for, and will not be required as a consequence of, the offer and sale of the Bonds in the manner contemplated in the Prospectus and this Agreement, and the Guarantor is not, or will not on the Payment Date be, an “investment company” as defined in the Investment Company Act; and

(r) the Guarantor is a reporting issuer (as defined in Regulation S);

(s) the Guarantor has complied and will comply with the sales restrictions set forth in the Prospectus.

C. Each Manager hereby represents, warrants and agrees to and with the Issuer and the Guarantor that:

(a) it understands that no action has been or will be taken in any jurisdiction by the Issuer or Guarantor that would permit a public offering of the Bonds or possession or distribution of either the Prospectus or any other offering or publicity material relating to the Bonds in any country or jurisdiction where action for that purpose is required other than in Switzerland;

(b) it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Bonds or has in its possession or distributes the Prospectus or any such other materials;

(c) it understands that the Bonds, the Guarantee and the Shares have not been and will not be registered under the Securities Act and accordingly may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except pursuant to an exemption from the registration requirements of the Securities Act;

(d) none of it, its affiliates (as defined in Rule 501(b) of Regulation D) or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Bonds, and each Manager, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S;

(e) it has not and will not offer, sell or deliver the Bonds within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Offering and the Payment Date, and it will send to each dealer to which it sells Bonds (whether as part of their distribution or otherwise) during such distribution compliance period a confirmation or other notice stating that such dealer is subject to the same restrictions on offers and sales within the United States or to, or for the account or benefit of, U.S. persons, substantially to the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold in the United States, or to, or for the account or benefit of, U.S. persons (i) as part of the distribution of such Securities at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of such Securities and their issue date. Terms used herein have the meanings given to them by Regulation S under the Securities Act.”

Terms used in this paragraph have the meanings given to them by Regulation S;

(f) it: (i) has not offered or sold and, prior to the expiry of a period of six months from the Payment Date, will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom; and

(g) it has complied and will comply with the other sales restrictions set forth in the Prospectus.

Each Manager further represents and agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Bonds, except (i) for this Agreement, (ii) with its affiliates or (iii) with the prior written consent of the Issuer and the Guarantor.

Under U.S. Treasury Regulation section 1.163-5(c)(2)(i)(C) (the “C Rules”), Bonds in bearer form must be issued and delivered outside the United States and its possessions in connection with their original issuance. The Managers have not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, Bonds in bearer form within the United States or its possessions in connection with their original issuance; in connection with the original issuance of Bonds in bearer form, the Managers have not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if either the Manager or the prospective purchaser is within the United States or its possessions or otherwise involve its U.S. office in the offer and sale of Bonds in bearer form. In addition, with respect to any affiliate of any Manager that acquires Bonds from such Manager for resale in connection with their original issuance, each Manager hereby repeats and confirms the representations and agreements contained in this paragraph on its behalf or agrees that it will obtain from such affiliate for the benefit of the Issuer and the Guarantor the representations, warranties and agreements contained in this paragraph. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the C Rules.

D. Definitions

For the purposes of this Clause VI and as used elsewhere in this Agreement:

The term “Material Subsidiary” means any operating Subsidiary of the Guarantor whose net revenues, at any time, represent five (5) percent or more of the consolidated net revenues of the Guarantor and its Subsidiaries (the Guarantor and its Subsidiaries together the “Group”) at any time, and for this purpose:

(a) the net revenues of any such Subsidiary shall be ascertained by reference to:

(i) the financial statements of such Subsidiary at the date to which the last audited consolidated financial statements of the Guarantor and its Subsidiaries have been prepared;

(ii) if such body corporate becomes a Subsidiary of the Guarantor after that date, the latest financial statements of such Subsidiary adjusted to take into account subsequent acquisitions and disposals or other changes in circumstances;

(b) the consolidated net revenues of the Guarantor shall be ascertained by reference to the last audited consolidated financial statements of the Guarantor and its Subsidiaries; and

(c) once a body corporate has become a Material Subsidiary, it shall be considered one until it has been demonstrated to the reasonable satisfaction of CSFB and GS that it has ceased to be a Material Subsidiary, a written report from the Guarantor’s auditors to this effect being sufficient for this purpose.

“Subsidiary” of the Issuer or of the Guarantor means a company the financial statements of which are, in accordance with applicable law or generally accepted accounting principles, consolidated with those of the Issuer or the Guarantor (as the case may be).

Clause VII Documents prior to the Payment Date

Homburger Rechtsanwälte, Zurich, shall have received in escrow on the dates specified in Annex I and the Issuer and the Guarantor shall have furnished to CSFB and GS the following documents:

A. With respect to the Issuer

(a) Two certified copies of the Certificate of Incorporation of the Issuer issued by the Registrar of Companies in Bermuda;

(b) Two certified copies of the Memorandum of Association and the Bye-laws of the Issuer;

(c) Two copies (certified by the Issuer’s Secretary) of the resolution of the Issuer’s Board of Directors, which duly approved the execution of this Agreement and the performance of its obligations hereunder and evidencing the authority of the persons or person signing the Agreement, the Agency Agreement, the Prospectus, the Permanent Global Certificate, the Bonds and all documents in connection therewith to do so on behalf of the Issuer, by their individual or joint signatures, as the case may be;

(d) Two copies from Ernst & Young Ltd., Hamilton, auditors to the Issuer, of their auditor’s comfort letter dated the date of the Prospectus, in the agreed form;

(e) Two certified copies of all governmental and/or regulatory approvals (if any) necessary for the issuance of the Bonds and the performance of the terms thereunder by the Issuer;

(f) Two copies of a legal opinion by Conyers Dill & Pearman, special legal counsel to the Issuer as to Bermuda law, dated not later than 26 August 2003 and executed by such counsel in the agreed form;

(g) The Permanent Global Certificate (in the form of Annex B) duly and validly signed on behalf of the Issuer;

(h) Specimen signatures for the printing of individual certificates of the Bonds (in the form of Annex D);

(i) Two copies of the Certificate of No Material Adverse Change duly and validly signed on behalf of the Issuer (in the form of Annex E);

(j) Four copies of the Prospectus duly and validly signed on behalf of the Issuer;

(k) Two copies of the Agency Agreement duly and validly signed on behalf of the Issuer; and

(l) In connection with the listing application to be filed by CSFB for the Bonds, a letter substantially in the form set out in Annex F.

B. With respect to the Guarantor

(a) Two certified copies of the circular resolution of the Board of Directors of the Guarantor on the issuing of the Guarantee;

(b) Two certified excerpts from the Commercial Register of the Canton of Vaud, and two copies of all relevant corporate documents of the Guarantor (articles of association (Statuten));

(c) Two copies of a legal opinion by Bär & Karrer, Zurich, legal counsel to the Guarantor as to Swiss law, dated not later than 26 August 2003 and executed by such counsel in the agreed form;

(d) Two copies of a legal opinion by Homburger Rechtsanwälte, Zurich, legal counsel to the Managers as to Swiss law, dated not later than 19 August 2003 and executed by such counsel in the agreed form;

(e) Two copies of a legal opinion by the Guarantor’s in-house counsel, dated 26 August 2003 and executed by such counsel in the agreed form;

(f) Two copies from Ernst & Young AG, Zurich, statutory auditors to the Guarantor, of their auditor’s comfort letter dated the date of the Prospectus, in the agreed form;

(g) Two copies of the Certificate of No Material Adverse Change duly and validly signed on behalf of the Guarantor (in the form of Annex E);

(h) Two copies of the Guarantee (in the form of Annex G), dated the date of this Agreement and duly and validly signed on behalf of the Guarantor;

(i) Four copies of the Prospectus duly and validly signed on behalf of the Guarantor; and

(j) In connection with the listing application to be filed by CSFB for the Bonds, a letter substantially in the form set out in Annex F.

Documents which are described as being “in the agreed form” are documents in the form and with such content as those which have been initialled for the purpose of identification by Homburger Rechtsanwälte, copies of which are held by the Issuer and the Guarantor, with such changes as the Issuer and the Guarantor on the first part and CSFB and GS on the second part may approve.

The above documents shall be prepared in English or German.

All such documents shall be placed in escrow with Homburger Rechtsanwälte, Zurich, and shall be released at 08:01 hours, (CET) on the Payment Date unless revoked in writing prior to such date and time.

Clause VIII Listing and Ongoing Obligations

In accordance with article 50 of the SWX Listing Rules, the Issuer and the Guarantor hereby together appoint CSFB to act as their recognized representative pursuant to article 50 of the SWX Listing Rules to file the listing application (including the application for provisional listing) for the Bonds and the Shares under the Guarantor’s conditional capital necessary to fulfil the Issuer’s delivery obligations upon conversion of the Bonds. The Issuer and the Guarantor hereby confirm that they have been informed on the SWX Listing Rules and each of them represents that: (i) it has observed and undertakes that it will observe the requirements on the listing of Bonds and the Shares in accordance with the SWX Listing Rules (including the Ongoing Obligations as set out in Annex H to this Agreement); (ii) it agrees to the sanctions as stipulated in Chapter IV and VII of the SWX Listing Rules and; and (iii) it submits to the procedure and the decisions of the Appeal Court in accordance with Clause 83 of the SWX Listing Rules. Each of the Issuer and the Guarantor shall, in connection with the listing application to be filed by CSFB for the Bonds, deliver to the SWX a letter substantially in the form set out in Annex F.

Unless all of the Bonds will be previously converted, redeemed or purchased and cancelled in accordance with the Terms of the Bonds, each of the Issuer and the Guarantor (in relation to itself and the Issuer) represents, warrants and agrees that it will deliver to CSFB and GS as long as any of the Bonds remain outstanding

(a) every calendar year on the date of its release for publication or as soon as possible after such date five copies of (i) the annual report and (ii) all interim financial reporting or other reporting (including shareholders’ letters, press releases and all public filings with the Securities and Exchange Commission) which will or might have an effect on the Bonds; and

(b) copies of all information furnished to their respective creditors generally regarding the financial status and possible outlook.

Copies of the aforementioned documents shall be delivered to CSFB and GS either in English or German.

The Issuer undertakes to deliver a copy of the Prospectus to the Registrar of Companies in Bermuda for filing pursuant to the terms and conditions of a direction issued by the Minister of Finance of Bermuda in respect of the Prospectus pursuant to the Bermuda Companies Act on the date the Prospectus has been delivered to SWX or immediately thereafter. A copy of the documents delivered pursuant to this paragraph shall be delivered to CSFB and GS.

Clause IX Notices

Any notice or notification in any form to be given under the Agreement shall, upon return receipt only, be (i) delivered in person or (ii) sent by registered airmail letter or by facsimile transmission (but in the case of notification by facsimile transmission with subsequent confirmation by registered airmail letter) addressed to:

(a) the Issuer at

Adecco Financial Services (Bermuda) Ltd., 129 Front Street, 5th Floor, Hamilton, HM 12, Bermuda (Attention: Company Secretary, facsimile +1 441 296 3578) (with a copy to the Guarantor)

(b) the Guarantor at

Adecco S.A., c/o Adecco management & consulting SA, Sägereistrasse 10, CH-8125 Glattbrugg, Switzerland (Attention: Group Treasurer, with a copy to General Counsel, facsimile +41 (0) 1 878 87 20)

(c) CSFB at

Credit Suisse First Boston, Uetlibergstrasse 231, CH-8045 Zurich (P.O. Box 900, CH-8070 Zurich) (Attention: FTFA–Transaction Advisory Group, facsimile +41 (0) 1 333 67 86)

(d) GS at

Goldman, Sachs & Co. Bank, Münsterhof 4, CH-8001 Zurich (Attention: Carmen Sameja, facsimile +41 (0) 1 224 1210)

Such notice or notification shall be deemed to have been duly given upon signature of the return receipt by the respective addressee(s). Facsimile transmissions are deemed to be duly given, with retroactive effect to the date of receipt of the facsimile transmission, after receipt of a copy of the message together with a transmission confirmation by registered airmail by the respective addressee(s).

All notices regarding the Bonds shall be published in accordance with directions by and at the expense of the Issuer or the Guarantor, as the case may be, in the form as provided for by Condition 12 of the Terms of the Bonds.

Clause X Conditions Precedent

The obligations of the Managers under this Agreement are subject to the following conditions precedent:

(a) Representations, Warranties and Undertakings. All representations and warranties made by the Issuer and/or the Guarantor, as the case may be, shall be true and correct as of the date of the Prospectus, as of the date of this Agreement and as of the Payment Date. Each of the Issuer and the Guarantor shall have performed all of its material obligations under this Agreement to be performed on or by the Payment Date.

(b) Documents prior to Payment Date. Homburger Rechtsanwälte, Zurich, shall have received in escrow on behalf of CSFB and GS all documentation set forth in Clause VII above.

(c) at the Payment Date there shall have occurred no downgrading, nor shall any notice have been given of (i) any downgrading or (ii) any review or possible change which indicates the direction of any such change, in a rating solicited by the Issuer or the Guarantor, accorded to the Bonds or any other debt securities of the Issuer or the Guarantor by any rating agency.

(d) Force Majeure. There shall not have occurred, at any time after the date of this Agreement, any of the following events:

(i) a material disruption in commercial banking or clearance services or securities settlement in Switzerland, the United Kingdom or the United States; or

(ii) any disruption in trading generally, or trading in any securities of the Issuer or the Guarantor, on any stock exchange or in any over-the-counter market; or

(iii) (a) a change or any development involving a prospective change, in national or international monetary, financial, political or economic conditions or currency exchange rates or exchange controls;

(b) the outbreak or escalation of hostilities involving Switzerland, the United Kingdom or the United States or the declaration by Switzerland, the United Kingdom or the United States of a national emergency or war or the occurrence of any other calamity or crisis as would in the view of CSFB and GS be likely to prejudice materially the success of the offering and distribution of the Bonds or dealing in the Bonds in the secondary market;

Clause XI Indemnification

The Issuer in relation to its own obligations and the Guarantor in relation to its own and the Issuer’s obligations will indemnify and hold harmless each Manager, each affiliate of each Manager, each person, if any, who controls such Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the U.S. Securities Exchange Act and their respective directors, officers and employees (each, an “Indemnified Person”) from and against any losses, claims, damages or liabilities, joint or several, to which such Manager may become subject, under any applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon and caused by:

(i) an untrue statement or alleged untrue statement of a material fact contained in the Prospectus, and any untrue statement or alleged untrue statement made in any other materials prepared or published by the Issuer or the Guarantor in connection with the Offering;

(ii) the omission or alleged omission to state in the Prospectus or any amendment or further supplement thereto or in any other materials prepared or published by the Issuer or the Guarantor in connection with the Offering a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii) any actual or alleged misrepresentation or breach of warranty by the Issuer or the Guarantor, or any breach of the Issuer’s or the Guarantor’s undertakings, under this Agreement (unless a court of law holds, in a final and non-appellable judgment, that either the Issuer or the Guarantor, as may be the case, is not liable for any misrepresentation, breach of warranty or breach of undertakings);

and will reimburse each Manager for any legal or other expenses reasonably incurred by such Manager in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither the Issuer nor the Guarantor shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus in reliance upon and in conformity with written information furnished by CSFB and GS expressly for the use specified therein.

Clause XII Currency Indemnity

If any payment obligation of the Issuer and/or the Guarantor, as the case may be, to any Manager under this Agreement has to be changed from CHF into a currency other than CHF (to obtain a judgment, execution or for any other reason for which the Issuer and/or the Guarantor, as the case may be, is responsible), the Issuer and/or the Guarantor undertake as a separate and independent obligation to indemnify such Manager for any shortfall caused by fluctuations of the exchange rates applied for such conversions.

The rates of exchange to be applied in calculating such shortfall shall be CSFB’s spot rates of exchange prevailing between CHF and the currency other than CHF on the dates on which such conversions are necessary.

Clause XIII Termination

It is understood and agreed by all parties to this Agreement that the conditions set forth in Clause X, unless expressly indicated otherwise, shall be fulfilled as of the Payment Date. Should any of the conditions or any part thereof set out in Clause X above not be fulfilled or (other than the condition set out in lit. (c) under Clause X) waived by CSFB and GS, CSFB and GS, acting on behalf of the Managers shall have the right to withdraw from this Agreement.

In the event that any of the events specified in the condition set out in lit. (d) under Clause X has occurred at any time before the time on the Payment Date when payment would otherwise be due under this Agreement to the Issuer in respect of the Bonds, CSFB and GS may terminate this Agreement, after consultation with the Guarantor to the extent practicable.

Any such decision of withdrawal by CSFB and GS shall be final and binding upon the Issuer and the Guarantor. In case of any such withdrawal, CSFB and GS shall immediately notify the Issuer and the Guarantor of such decision of withdrawal in accordance with Clause VIII above.

Upon such notice being given, the obligations of the Issuer, the Guarantor, CSFB, GS and the other Managers under this Agreement shall, subject to the following, terminate and be of no further effect, and the Agency Agreement and the Guarantee shall not become effective. In case of withdrawal due to a condition set forth in Clause X other than in Clause X lit. (d), the Issuer or the Guarantor, as the case may be, shall undertake to indemnify CSFB and GS against all direct losses and liabilities including payment of the costs and expenses already incurred for the preparation and management of the issue and distribution of the Bonds or incurred in consequence of such termination. In case of a withdrawal under lit. (d) of Clause X no party shall be under any liability to any other in respect hereof except for the liability of the Issuer and the Guarantor under any arrangement referred to in Clause IV and except for any liability arising before or in relation to such termination.

Clause XIV Applicable Law and Jurisdiction

(a) Applicable Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

(b) Jurisdiction

Any dispute which might arise between CSFB and GS, acting on behalf of the Managers, on the one hand, and the Issuer and/or the Guarantor as the case may be, on the other hand, regarding this Agreement, shall be settled in accordance with Swiss law and fall within the exclusive jurisdiction of the Commercial Court of the Canton of Zurich. The Issuer and the Guarantor hereby submit for any such action or proceeding to the jurisdiction of the aforesaid court. The Issuer designates the General Counsel of the Guarantor as its representative for the service of judicial documents pursuant to paragraph 30 of the Rules of Civil Procedure of the Canton of Zurich, and elects special domicile pursuant to article 50 of the Swiss Act on Debt Enforcement and Bankruptcy at the offices of the Guarantor at Sägereistrasse 10, CH-8152 Glattbrugg, Switzerland. To the extent permitted by applicable law, CSFB and GS shall also be at liberty to institute legal proceedings against the Issuer before the competent courts of Bermuda or the country of the New Issuer (as specified in Condition 10 of the Terms of the Bonds), or any other competent court or authority, in which case Swiss law shall nevertheless be applicable as provided in Clause XIV (a).

Clause XV Descriptive Headings

The descriptive headings in this Agreement are for convenience of reference only shall not define or limit the provisions hereof.

Clause XVI Liability

The Managers shall be protected and shall incur no liability for or in respect of any action taken by them in good faith and in accordance with the Agreement, the Agency Agreement, the Guarantee and/or the Terms of the Bonds, as the case may be, and in reliance on any notice, direction, certificate or other document reasonably believed by CSFB and GS to be genuine and to have been passed or signed by the Issuer and/or the Guarantor. The Managers shall be obliged to perform only such duties as are specifically set forth herein and shall not, other than as expressly provided herein, be under any obligation to take any action hereunder which might involve them in any expense or liability, the payment of which is not duly assured to them within a reasonable time prior thereto.

Signed in six originals,

in	Hamilton, Bermuda, and Zurich, as of 19 August 2003

Adecco Financial Services (Bermuda) Ltd.

By:	/s/ MARTIN V. ZOLNAI	/s/ DOUGLAS M. TUFTS
Name/Title:	Martin V. Zolnai Director	Douglas M. Tufts Director

Adecco S.A.

By:	/s/ FELIX WEBER	/s/ JÉRÔME CAILLE
Name/Title:	Felix Weber	Jérôme Caille

Credit Suisse First Boston

By:	/s/ MARTIN JAGGI	/s/ MARKUS BISEGGER
Name/Title:	Martin Jaggi / Director	Markus Bisegger/ Director

Goldman, Sachs & Co. Bank

By:	/s/ ALEXANDER CLASSEN	/s/ CLAUDIA SPIESS
Name/Title:	Alexander Classen General Manager	Claudia Spiess Member of the Management

Société Générale, represented by Credit Suisse First Boston

By:	/s/ MARTIN JAGGI	/s/ MARKUS BISEGGER
Name/Title:	Martin Jaggi / Director	Markus Bisegger/ Director

BNP Paribas,
represented by Credit Suisse First Boston

By:	/s/ MARTIN JAGGI	/s/ MARKUS BISEGGER
Name/Title:	Martin Jaggi / Director	Markus Bisegger/ Director

Annex A TERMS OF THE BONDS

The Terms and Conditions of the Bonds set out on pages 17 to 40 of the Prospectus are hereby incorporated by reference in this Agreement.

Annex B FORM OF THE PERMANENT GLOBAL CERTIFICATE

ANY “UNITED STATES PERSON” WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.

THIS BOND AND ANY SHARES ISSUED UPON CONVERSION HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES, OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE LAW.

PERMANENT GLOBAL CERTIFICATE

of

CHF 900,000,000

(nine hundred million Swiss francs)

Adecco Financial Services (Bermuda) Ltd.

(incorporated in Bermuda with limited liability)

Zero Coupon Unsubordinated Convertible Bonds

due 26 August 2013

convertible into registered shares of, and unconditionally and irrevocably guaranteed by,

Adecco S.A.

(incorporated in Switzerland with limited liability)

Adecco Financial Services (Bermuda) Ltd., 129 Front Street, 5th floor, Hamilton HM 12, Bermuda, incorporated with limited liability in Bermuda (the “Issuer”), owes to the bearer of this Permanent Global Certificate, upon presentation and surrender of this Permanent Global Certificate, the amount of CHF 900,000,000 (nine hundred million Swiss francs), plus accretion, if any, in accordance with the Bond Purchase Agreement and pursuant to the Terms of the Bonds stated therein, signed as of 19 August 2003 among the Issuer and Adecco S.A., (the “Guarantor”), on the first part, and Credit Suisse First Boston, Zurich, Switzerland (“CSFB”), Goldman, Sachs & Co. Bank, Zurich, Switzerland, Société Générale, Paris, France and BNP Paribas, London, UK on the second part and the Paying and Conversion Agency Agreement signed on or about 19 August 2003 between the Issuer, the Guarantor and CSFB.

CSFB undertakes to deposit this Permanent Global Certificate for the entire duration of this issue and until the complete conversion of the Bonds or satisfaction of all obligations owed under them, with SIS SegalnterSettle AG, Olten, Switzerland or with any other collective safekeeping organization approved by the SWX Swiss Exchange.

Each holder of Bonds retains a quotal co-ownership interest in this Permanent Global Certificate to the extent of his claim against the Issuer. The decision, if and when the definitive Bonds are to be printed, is at the sole discretion of CSFB. An exchange of this Permanent Global Certificate prior to the complete redemption of the issue can only be effected against the definitive Bonds.

Hamilton, Bermuda, as of 26 August 2003

Adecco Financial Services (Bermuda) Ltd.

By

Swiss Security Number: 1 646 927 / ISIN: CH0016469279

This Permanent Global Certificate becomes valid only if countersigned by two (2)

officials of CSFB:

Credit Suisse First Boston

By

Annex C FORM OF THE DEFINITIVE BONDS

ANY “UNITED STATES PERSON” WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.

THIS BOND AND ANY SHARES ISSUED UPON CONVERSION HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES, OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE LAW.

[GRAPHIC]

Adecco Financial Services (Bermuda) Ltd.

(incorporated with limited liability in Bermuda)

Swiss francs 900,000,000

Zero Coupon Unsubordinated Convertible Bonds

due 26 August 2013

convertible into registered shares of, and unconditionally and irrevocably guaranteed by,

Adecco S.A.

(incorporated with limited liability in Switzerland)

Bond of Swiss francs 5,000

Adecco Financial Services (Bermuda) Ltd., 129 Front Street, 5th floor, Hamilton HM 12,

Bermuda, promises to pay to the holder of this Bond upon its presentation and surrender the amount of CHF 5,000 (five thousand) in accordance with the terms and conditions printed on the back hereof.

Hamilton, Bermuda, as of 26 August 2003

Adecco Financial Services (Bermuda) Ltd.

By

Annex D SPECIMEN SIGNATURES

A. 1st signature by:

Function/Title:

Name/First Name:

*Signature:

B. 2nd signature by:

Function/Title:

Name/First Name:

*Signature:

*	For signature, please use dark ink only.

Annex E CERTIFICATE OF NO MATERIAL ADVERSE CHANGE

(Letterhead of the Issuer/Guarantor)

To:	Credit Suisse First Boston Uetlibergstrasse 231 P.O. Box 900 CH-8070 Zurich, Switzerland

Attn.	FTFA Transaction Advisory Group

Dated:	As of 26 August 2003

Re:	Adecco Financial Services (Bermuda) Ltd. 129 Front Street, 5th floor, Hamilton HM 12, Bermuda

CHF 900,000,000 Zero Coupon Unsubordinated Convertible Bonds due 26 August 2013, convertible into registered shares of, and unconditionally and irrevocably guaranteed by, Adecco S.A., 1275 Chéserex, Switzerland.

Gentlemen,

1. Since the Annual Financial Statements as at and for the year ended 31 December 2002 / the Annual Financial Statements as at and for the year ended 31 December 2002, as well as with respect to the financial and legal situation and the prospects of the Issuer/the Guarantor as described in the Prospectus, neither the financial and legal situation, nor the prospects of the Issuer/the Guarantor have deteriorated to an extent that the due fulfilment of the Issuer’s obligations under the Convertible Bonds (the “Bonds”) or under the Bond Purchase Agreement (the “Agreement”)/the Guarantor’s obligations under the Guarantee issued as security for the above Bonds would be threatened.

2. No event has occurred since the date of the signature of the Agreement, which would make any of the representations and warranties contained in Clause VI of the Agreement untrue, invalid or incorrect.

3. No event has occurred which would permit Credit Suisse First Boston to declare the Bonds repayable in accordance with Condition 9 of the Terms of the Bonds.

4. The Issuer/the Guarantor has complied with all of its obligations to be performed by the date hereof under the Agreement.

Terms and expressions defined in the Agreement and/or in the Terms of the Bonds, which are not otherwise defined herein, shall have the same meaning herein.

Yours Sincerely,

By

Annex F FORM OF THE SWX LETTER	(to be sent to CSFB as listing agent)

(Letterhead of the Issuer/Guarantor)

To:	SWX Swiss Exchange GBZ P.O. Box CH-8021 Zurich, Switzerland

Dated:	As of 26 August 2003

Ladies and Gentlemen:

Adecco Financial Services (Bermuda) Ltd./Adecco S.A., as applicant for the listing of (i) the CHF 900,000,000 Zero Coupon Unsubordinated Convertible Bonds due 26 August 2013, convertible into registered shares of, and unconditionally and irrevocably guaranteed by, Adecco S.A., and (ii) the shares under the conditional capital of Adecco S.A. to be delivered upon conversion of such bonds, hereby declares that it has mandated Credit Suisse First Boston, Zurich (“CSFB”), as a Lead Manager of the offering of the Unsubordinated Convertible Bonds and representative recognized by the Admission Board, to execute the listing procedure in accordance with the provisions of the listing rules. In this connection, Adecco Financial Services (Bermuda) Ltd./Adecco S.A. declares that:

(i) its governing bodies are in agreement with the listing;

(ii) the listing prospectus and the listing notice are complete as required by the listing rules of the SWX Swiss Exchange (the “SWX Listing Rules”);

(iii) there has been no significant deterioration of its assets, finances, earnings situation or business prospects since the publication of the listing prospectus;

(iv) it is in agreement with the obligation to provide information as defined in Chapter IV (Requirements for Continued Listing) and the sanction regulations as defined in Chapter VII of the SWX Listing Rules, and that it will abide by the procedures and decisions of the court of appeal as defined in Art. 83 of the SWX Listing Rules; and

(v) it will pay the listing fees in accordance with the SWX Swiss Exchange’s fee regulations.

Very sincerely yours, Adecco Financial Services (Bermuda) Ltd./Adecco S.A.

By

Annex G GUARANTEE

GUARANTEE

(in the meaning of Article 111 of the Swiss Federal Code of Obligations, hereinafter called the “Guarantee”)

1. Being informed that Adecco Financial Services (Bermuda) Ltd., 129 Front Street, 5th floor, Hamilton HM 12, Bermuda (hereinafter called the “Issuer”), issued and sold Zero Coupon Convertible Bonds (hereinafter called the “Bonds”) in the aggregate principal amount of CHF 900,000,000 (nine hundred million Swiss francs) due 26 August 2013, Adecco S.A., CH-1275 Chéserex, Switzerland (hereinafter called the “Guarantor”), herewith irrevocably and unconditionally guarantees to the holders of the Bonds (hereinafter called the “Holders”) in accordance with Article 111 of the Swiss Federal Code of Obligations, irrespective of the validity of the Bonds, the Bond Purchase Agreement and the Paying and Conversion Agency Agreement (hereinafter called the “Agreements”) and waiving all rights of objection and defense arising from the Bonds and the Agreements, the due payment of the amounts payable by the Issuer under and pursuant to the Terms of the Bonds or, upon conversion of the Bonds pursuant to the Terms of the Bonds, the due delivery of the Shares and/or any cash payment for Fractions (“Shares” and “Fractions” as defined in the Terms of the Bonds). Accordingly, the Guarantor agrees to pay or deliver to Credit Suisse First Boston, Uetlibergstrasse 231, CH- 8045 Zurich, Switzerland (hereinafter called “CSFB”), on behalf of the Holders, within 7 days after the receipt by the Guarantor of CSFB’s first written demand for payment and CSFB’s confirmation in writing that an amount has become due and payable under the Bonds which is equivalent to the amount claimed under the Guarantee and has remained unpaid on the due date, or that as a result of the conversion of the Bonds Shares were required to be delivered but were not delivered on the due date for such delivery, any amount due and payable and/or any number of Shares to be delivered by the Issuer under and pursuant to the Terms of the Bonds. Demands for payment may be made by CSFB for sums due under the Bonds with respect to any Additional Amounts (as defined in the Terms of the Bonds) payable pursuant to the Terms of the Bonds. The same applies by analogy to demands for delivery of Shares.

2. It is understood and agreed that payments under the Guarantee can only be claimed by CSFB and not by any Holder.

3. All payments in respect of the Bonds by the Guarantor under this Guarantee to the Principal Paying and Conversion Agent shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Switzerland, as the case may be, or any political sub-division thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event that any payments by or on behalf of the Guarantor shall be made subject to withholding or deduction for any such relevant taxes, duties, assessments or governmental charges so required by law, such additional amounts (“Additional Amounts”) shall be payable by the Guarantor as may be necessary in order that the net amounts received by a Holder after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by such Holder in respect of the relevant Bonds in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:

(a) are payable otherwise than by deduction or withholding from payments under this Guarantee; or

(b) are payable by reason of the Holder of a Bonds having, or having had, some personal or business connection with Bermuda or Switzerland and not merely by reason of the holding of the Bonds; or

(c) are payable by reason of a change in law that becomes effective more than thirty (30) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 12 of the Terms of the Bonds, whichever occurs later.

4. The Guarantee constitutes a direct, unconditional, unsecured and unsubordinated obligation of the Guarantor and ranks and will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor except for such preferences as are provided by any mandatory applicable provision of law.

5. So long as any Bond remains outstanding, neither the Issuer nor the Guarantor will, and the Guarantor will procure that no Material Subsidiary (as defined below) of the Guarantor will, create or have outstanding any mortgage, charge, pledge, lien or other form of encumbrance or security interest upon the whole or any part of its undertaking, property, assets or revenues present or future (including any uncalled capital), to secure any Relevant Debt of itself or another (or to secure any guarantee or indemnity in respect of any Relevant Debt of itself or another) unless, at the same time or prior thereto, the Issuer’s or, as the case may be, the Guarantor’s obligations under the Bonds (in the case of the Issuer) or the Guarantee (in the case of the Guarantor) or (i) are secured equally and rateably therewith by such encumbrance or security interest to the satisfaction of CSFB, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as CSFB in its absolute discretion shall deem to be not materially less beneficial to the Holders or as shall be approved by an Extraordinary Resolution (as defined in Condition 18 of the Terms of the Bonds) of the Holders.

For the purposes of this Guarantee, “Relevant Debt” means any present or future indebtedness in the form of, or represented or evidenced by, notes, bonds, debentures or other securities which in connection with their initial distribution are or are intended to be quoted, listed or traded on any stock exchange, over-the-counter or other securities market.

For the Purposes of this Guarantee “Material Subsidiary” means any operating Subsidiary of the Guarantor whose net revenues, at any time, represent five (5) percent or more of the consolidated net revenues of the Guarantor and its consolidated Subsidiaries at any time, and for this purpose:

(a) the net revenues of any such Subsidiary shall be ascertained by reference to:

(i) the financial statements of such Subsidiary at the date to which the last audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries have been prepared;

(ii) if such body corporate becomes a Subsidiary of the Guarantor after that date, the latest financial statements of such Subsidiary adjusted to take into account subsequent acquisitions and disposals or other changes in circumstances;

(b) the consolidated net revenues of the Guarantor shall be ascertained by reference to the last audited consolidated financial statements of the Guarantor and its consolidated Subsidiaries; and

(c) once a body corporate has become a Material Subsidiary, it shall be considered one until it has been demonstrated to the reasonable satisfaction of CSFB that it has ceased to be a Material Subsidiary, a written report from the Guarantor’s auditors to this effect being sufficient for this purpose.

“Subsidiary” of the Issuer or of Guarantor means a company the financial statements of which are, in accordance with applicable law or generally accepted accounting principles, consolidated with those of the Issuer or Guarantor (as the case may be).

6. Payments under the Guarantee shall be made in Swiss francs. The Guarantor undertakes to pay to CSFB on behalf of the Holders without costs to be borne by CSFB, without any restrictions, and whatever the circumstances may be, irrespective of nationality or domicile of the beneficiary of such payments and without requiring any affidavit or the fulfilment of any other formality, any sums due pursuant to the Guarantee in Swiss francs freely disposable. Any transfer tax, which might possibly be imposed on the transfer of such funds to CSFB shall be borne by the Guarantor.

7. The Guarantee shall give rise to a separate and independent cause of action against the Guarantor and shall apply irrespective of any indulgence granted to the Issuer by CSFB or any Holders from time to time and shall continue in full force and effect notwithstanding any judgement or order against the Issuer and/or the Guarantor.

8. The Guarantee is governed by Swiss law.

9. Any dispute regarding the Guarantee which may arise between CSFB, on the one hand, and the Guarantor, on the other hand, shall be governed by Swiss law and shall fall within the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, the place of jurisdiction being Zurich 3, with the right of appeal to the Swiss Federal Supreme Court, whose decision shall be final. The Guarantor hereby irrevocably submits for any such action or proceeding to the jurisdiction of the aforesaid courts.

10. Terms and expressions not otherwise defined in the Guarantee shall have the same meaning as defined in the Agreements.

Annex H ONGOING OBLIGATIONS

In order to maintain the listing of the Bonds on the SWX Swiss Exchange (“SWX”) during the whole life of the Bonds, the Issuer and/or the Guarantor agree to strictly observe the rules and regulations of the SWX and in particular the Conditions for Maintaining Listing as per the Listing Rules of the SWX (the “Listing Rules”). These stipulate, in particular, the fulfilment of the following obligations.

(i) Periodic Provision of Reports

Annual Reporting: Publication of the Business Report including the Auditors’ Report, containing the Annual Report, Balance Sheet and Profit and Loss Statement (as well as the notes to the Financial Statements) and—if required—the Cash Flow Account. Such publication must have been effected within six months after the end of the respective fiscal year, must be submitted to the SWX at the time of publication and must be freely obtainable at the Issuer and/or the Guarantor’s respective office.

(ii) Accounting Provisions

The “True and Fair View” Principle: The accounts of the Issuer and/or the Guarantor must present a view of the Issuer and/or the Guarantor’s assets and liabilities, its financial position, as well as its profits and losses which corresponds with the actual circumstances (as per the requirements laid down by the law, the articles of association or by-laws, as well as the Listing Rules and its annexes);

Certification by the Auditors: report to the General Meeting of Shareholders of the Issuer and/or the Guarantor certifying that the accounting of the Issuer and/or the Guarantor represents a true and fair view of its assets and liabilities, its financial position, as well as its profits and losses which corresponds with the actual circumstances.

(iii) Ad Hoc Publicity

Duty to inform the SWX and the Market of any price sensitive facts which have arisen in the respective company’s sphere of activities and which are not public knowledge as soon as the Issuer and/or the Guarantor become aware of such facts. Price sensitive facts means new facts which, because of their considerable effect on the Issuer and/or the Guarantor’s assets and liabilities, financial position or general course of business, are likely to result in substantial movements in the price of the Bonds.

The publication of such information may be postponed if the facts in question are based on a plan or decision of the Issuer and/or the Guarantor and if its dissemination is liable to prejudice the legitimate interests of the Issuer and/or the Guarantor.

(iv) Disclosure of Changes in the Rights Attached to the Bonds

(v) Disclosure Obligations of the Issuer and/or the Guarantor

The Issuer and/or the Guarantor must provide the SWX with all information necessary to protect the investors and to ensure a smooth operation of the market.

The SWX may require the Issuer and/or the Guarantor to disclose further additional information. Should the Issuer and/or the Guarantor fail to comply with this requirement, the SWX may itself publish such information after consultation with the Issuer and/or the Guarantor.

(vi) Sanctions in Case of Non-Performance of the Ongoing Obligations

If the Issuer and/or the Guarantor does not comply with the above obligations, the SWX may impose sanctions on the Issuer and/or the Guarantor, such as suspension of listing or delisting of the Bonds, a warning, a fine, exclusion of the Issuer and/or the Guarantor from further listing etc.

The address of the SWX is:

SWX Swiss Exchange

GBZ-PUB

Postfach

CH-8021 Zurich/Switzerland

Telephone	+41 (0)1 229 29 29
Fax	+41 (0)1 229 29 33
E-Mail	meldepflichten@swx.com	general reporting
	adhoc@swx.com	disclosure of price sensitive
information

The above represents only a general overview of the regulations contained in the Listing Rules regarding Ongoing Obligations during the life of the Bonds. To determine the Issuer’s or the Guarantor’s obligations the rules and regulations of the SWX and not the above overview are relevant.

Annex I SIGNING AND CLOSING MEMORANDUM

I. Contact Persons

The following is a list of persons responsible for each institution to collect and/or deliver the documents listed hereafter.

Institution	Name	E-mail | Fax	Phone | Mobile
Issuer	Martin Zolnay	mz.beacon@ibl.bm +1 441 296 3578	+1 441 295 9939

Guarantor	Marcel Schmocker and Ticiana Kobel	marcel.schmocker@adecco.com +41 1 829 8811 ticiana.kobel@adecco.com +41 1 829 8811	+41 1 878 8815 +41 79 300 4654 +41 1 878 8817 +41 79 417 7369

Conyers Dill & Pearman	Jason Marino and Kevin Butler	jtmarino@cdp.bm +1 441 292 6436 kcbutler@cdp.bm +1 441 292 6436	+1 441 299 4969 +1 441 299 4993

Bär & Karrer	Thomas Reutter	t.reutter@baerkarrer.ch +41 58 261 5001	+41 58 261 5284 +41 79 571 2987

Ernst & Young	Mike Sills

Homburger	Claude Lambert	claude.lambert@homburger.ch +41 43 222 1500	+41 43 222 1538 +41 79 651 8295

II. Documents with respect to the Issuer

A. Documents to be received on or before Signing Date

Homburger Rechtsanwälte, Zurich, shall have received in escrow, no later than 9.00 a.m. (CET) on 19 August 2003 (the “Signing Date”), and the Issuer shall have furnished to CSFB and GS the following documents:

Documents	Resp.	Status	Comments

(a)    Two copies of the resolution of the Issuer’s Board of Directors, which duly approved the execution of this Agreement and the performance of its obligations hereunder and evidencing the authority of the persons or person signing the Agreement, the Agency Agreement, the Prospectus, the Permanent Global Certificates, the Bonds and all documents in connection therewith to do so on behalf of the Issuer, by their individual or joint signatures, as the case may be

	Issuer (Guarantor)		certified by the secretary of the board

(b) Two original copies from Ernst & Young Ltd, Hamilton, auditors to the Issuer, of their auditor’s comfort letter dated the date of the Prospectus, in the agreed form	Ernst & Young (Issuer, Guarantor)		duly and validly signed by E&Y and in the agreed form

(c) A copy of a legal opinion by Conyers Dill & Pearman, special legal counsel to the Issuer as to Bermuda law, in the substantially agreed form	CD&P (Issuer, Guarantor)		in the substantially agreed form

(d) Four copies of the Prospectus	Issuer (Guarantor)		duly and validly signed by the Issuer (fax copies of cover page)

(e) Six copies of the Bond Purchase Agreement (fax copies of signature page)	Issuer (Guarantor)		duly and validly signed by the Issuer

B. Documents to be received on or before Pre-Payment Date

Homburger Rechtsanwälte, Zurich, shall have received in escrow, no later than 4.00 p.m. (CET) on 25 August 2003 (the “Pre-Payment Date”), and the Issuer shall have furnished to CSFB and GS the following documents:

Documents	Resp.	Status	Comments
(a) Two original copies of the Certificate of Incorporation of the Issuer issued by the Registrar of Companies in Bermuda, dated not sooner than August 19, 2003	Issuer (Guarantor)

(b) Two certified copies of the Memorandum of Association and the By-laws of the Issuer dated not sooner than August 19, 2003	Issuer (Guarantor)		certified by the Issuer’s secretary

(c) Two certified copies of all governmental and/or regulatory approvals (if any) necessary for the issuance of the Bonds and the performance of the terms thereunder by the Issuer	Issuer (Guarantor)		certified by the Issuer’s secretary

(d) Two original copies of a legal opinion by Conyers Dill & Pearman, special legal counsel to the Issuer as to Bermuda law, dated not later than August 26, 2003 and executed by such counsel	CD&P (Issuer, Guarantor)		duly and validly signed by CD&P in the agreed form

(e) The Permanent Global Certificate (in the form of Annex B)	Issuer (Guarantor)		duly and validly signed by the Issuer

(f) Specimen signatures for the printing of individual certificates of the Bonds (in the form of Annex D)	Issuer (Guarantor)		duly and validly signed by the Issuer

(g) Two original copies of the Certificate of No Material Adverse Change (in the form of Annex E)	Issuer (Guarantor)		duly and validly signed by the Issuer

(h) Four original copies of the Prospectus	Issuer (Guarantor)		duly and validly signed by the Issuer

(i) In connection with the listing application to be filed by CSFB for the Bonds and the conditional capital, a letter substantially in the form set out in Annex F	Issuer (Guarantor)		duly and validly signed by the Issuer

(j) Six original copies of the Bond Purchase Agreement	Issuer (Guarantor)		duly and validly signed by the Issuer

(k) Three original copies of the Agency Agreement	Issuer (Guarantor)		duly and validly signed by the Issuer

III. Documents with respect to the Guarantor

A. Documents to be received on or before Signing Date

Homburger Rechtsanwälte, Zurich, shall have received in escrow, no later than 9.00 a.m. (CET) on 19 August 2003 (the “Signing Date”), and the Guarantor shall have furnished to CSFB and GS the following documents:

Documents	Resp.	Status	Comments
(a) Two copies of the (circular) resolutions of the Board of Directors of the Guarantor on the issuing of the Guarantee and the allocation of the conditional capital	Guarantor		certified by the secretary to the board

(b) A copy of a legal opinion by Baer & Karrer, legal counsel to the Guarantor as to Swiss law, in the substantially agreed form	Bär & Karrer		in the substantially agreed form

(c) A copy of a legal opinion by Homburger Rechtsanwälte, legal counsel to the Managers as to Swiss law, in the substantially agreed form	Homburger		in the substantially agreed form

(d) A copy of a legal opinion by the Guarantor’s in-house counsel, in the substantially agreed form	Guarantor		in the substantially agreed form

(e) Two original copies from Ernst & Young AG, Zurich, statutory auditors to the Guarantor, of their auditor’s comfort letter dated the date of the Prospectus	Ernst & Young		duly and validly signed by E&Y in the agreed form

(f) Two original copies of the Guarantee (in the form of Annex G), dated August 19, 2003 and duly and validly signed on behalf of the Guarantor	Guarantor		duly and validly signed by the Guarantor

(g) Four original copies of the Prospectus duly and validly signed on behalf of the Guarantor	Guarantor		duly and validly signed by the Guarantor

(h) Six copies of the Bond Purchase Agreement (fax copies of signature page)	Guarantor		duly and validly signed by the Guarantor

B. Documents to be received on or before Pre-Payment Date

Homburger Rechtsanwälte, Zurich, shall have received in escrow, no later than 4.00 p.m. (CET) on 25 August 2003 (the “Pre-Payment Date”), and the Guarantor shall have furnished to CSFB and GS the following documents:

Documents	Resp.	Status	Comments

(a)    Two excerpts from the Commercial Register of the Canton of Vaud (dated not sooner than August 19, 2003), and two copies of all relevant corporate documents of the Guarantor (articles of association (Statuten))

	Guarantor		certified by the Guarantors’ Inhouse-Counsel

(b) Two original copies of a legal opinion by Baer & Karrer, legal counsel to the Guarantor as to Swiss law, dated August 26, 2003 and executed by such counsel in the agreed form	Bär & Karrer		duly and validly signed by B&K

(c) Two original copies of a legal opinion by Homburger Rechtsanwälte, legal counsel to the Managers as to Swiss law, dated August 26, 2003 and executed by such counsel in the agreed form	Homburger		duly and validly signed by Homburger

Documents	Resp.	Status	Comments
(d) Two original copies of a legal opinion by the Guarantor’s in-house counsel, dated August 26, 2003 and executed by such counsel in the agreed form	Guarantor		duly and validly signed by the Guarantor’s Inhouse Counsel

(e) Two original copies of the Certificate of No Material Adverse Change (in the form of Annex E)	Guarantor		duly and validly signed by the Guarantor.

(f) In connection with the listing application to be filed by CSFB for the Bonds and the conditional capital, a letter substantially in the form set out in Annex F	Guarantor		duly and validly signed by the Guarantor

(g) Six original copies of the Bond Purchase Agreement	Guarantor		duly and validly signed by the Guarantor

(h) Three original copies of the Agency Agreement	Guarantor		duly and validly signed by the Guarantor